EXCLUSIVE LICENSE AGREEMENT

     This Agreement, effective as of January 2, 2005 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Amherst campus, and Polymedix, Inc. (“Company”), a Delaware corporation.

R E C I T A L S

     Whereas, University owns intellectual property and has filed patent applications on the technology described in University Invention Disclosures UMA 05-03, entitled Non-Hemolytic Amphiphilic Cationic Polymers via ROMP; and

     Whereas, the Company intends to commercialize University technology and seeks to obtain an exclusive license from the University; and

     Whereas, University seeks an agreement with Company under which both parties can benefit from the commercialization of the University intellectual property;

     Therefore, University and Company agree as follows:

1. Definitions.

     1.1. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential.

     1.2. “Field” means all fields of use.

     1.3. “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more claims under the Patent Rights.

     1.4. “Licensed Service” means any service or process that cannot be developed or performed without using at least one process that infringes one or more claims under the Patent Rights.

     1.5. “Patent Rights” means the United States patent applications listed on Exhibit A and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations of those patents, and any foreign counterparts to those patents and patent applications. Exhibit A shall be periodically amended to include any additional Patent Rights that may arise.

     1.6. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

2. Grant of Rights.

     2.1. License Grants. University grants to Company an exclusive, worldwide license (with the right to sublicense) under its commercial rights in the Patent Rights to develop, make, have made, use, and sell Licensed Products in the Field and to develop and perform Licensed Services in the Field.

     2.2. Sublicenses. Company may grant sublicenses of its rights under Section 2.1, so long as Company incorporates terms and conditions into its sublicense agreements sufficient to enable Company to comply with this Agreement. Company shall promptly furnish University with a fully executed copy of any sublicense agreement.

     2.3. Retained Rights.

          (a) University. University retains the right to practice under the Patent Rights and to make and use Licensed Products and to perform Licensed Services for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Section to research collaborators of University faculty members, post-doctoral fellows, and students.

          (b) Federal Government. To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform with those laws and regulations, the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 9.11.

          (c) Other Organizations. To the extent that any invention claimed in the Patent Rights has been funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in Patent Rights are subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform with those terms, the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 9.11.

3. Company Obligations Relating to Commercialization.

     3.1. Diligence Requirements. Company shall use diligent efforts, or shall cause its Sublicensees to use diligent efforts, to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market. Thereafter, Company or its Sublicensees shall make Licensed Products or Licensed Services reasonably available to the public. Specifically, Company shall fulfill the following obligations:

          (a) On or before execution of this Agreement, Company shall furnish University with a written research and development plan under which Company intends to develop Licensed Products or Licensed Services.

          (b) Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish University with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year.

If University determines that Company has not fulfilled its obligations under this Section 3.1., University shall furnish Company with written notice of the determination. Within sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license into a non-exclusive license and grant additional licenses to third parties to the Patent Rights in the Field.

     3.2. Indemnification.

          (a) Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

          (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of an actual conflict of interest of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

          (c) Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but during the product development phase not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and two million dollars ($2,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide to University written notice not less than sixty (60) days prior to Company producing product for the marketplace, and shall at that time, also increase its insurance or self-insurance not to less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence, and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence.

           Company shall provide University, upon request, with written evidence of insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or Sublicensee continues (a) to make, use, or sell a product that was a Licensed Product under this Agreement or (b) to perform a service that was a Licensed Service under this Agreement, and thereafter for a period of five (5) years.

     3.3. Use of University Name. In accordance with Section 6.3, Company and its Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products or Licensed Services.

     3.4. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

     3.5. Compliance with Law. Company shall comply with, and shall ensure that its Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services. Company expressly agrees to comply with the following:

          (a) Company or its Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or Sublicensee intends to make, use, or sell Licensed Products or to perform Licensed Services.

          (b) Company and its Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with and will cause its Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any violation.

          (c) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4. Consideration for Grant of Rights.

     4.1. License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University a license fee of five thousand dollars ($5,000), paid in five equal annual installments of one thousand dollars ($1,000) commencing on the first anniversary of the Effective Date. The license fee payment is nonrefundable and is not creditable against any other payments due to University under this Agreement.

     4.2. Equity. In partial consideration of the license granted Company under this Agreement, Company shall issue to University a total of twelve thousand five hundred (12,500) shares of Common Stock of Company, $[.01] par value per share, under the terms of a separate Common Stock Purchase Agreement dated as of the Effective Date between Company and University (the “Common Stock Purchase Agreement”).

     4.3. Payments in United States Dollars4.3. Payments in United States Dollars.3. Payments in United States Dollars. All payments due under this Agreement are payable in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Payments shall be without deduction of exchange, collection, or other charges.

     4.4. Payments in Other Currencies4.4. Payments in Other Currencies.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction, no later than sixty days before the applicable payment deadline. Company shall pay any amounts due University through whatever lawful methods University reasonably designates. However, if University fails to designate a payment method within thirty (30) days after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

     4.5. Late Payments4.5. Late Payments24.5. Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest to the extent permitted by law at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

     4.6. Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts.” Each payment should reference this Agreement and be sent to:

University of Massachusetts Office of the President
Office of Commercial Ventures and Intellectual Property
One Beacon Street, 26th Floor
Boston, Massachusetts 02108
Attention: Executive Director, CVIP

     Notice of payment and royalty should be sent to the Amherst campus at the address listed in Section 9.10.

     4.7. Withholding and Similar Taxes. Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University.

5. Patent Prosecution and Infringement.

     5.1. Responsibility for Patent Rights. Company has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to University. Company shall consult with University as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish University with copies of relevant documents reasonably in advance of consultation.

     5.2. Cooperation. Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of Company to execute papers and instruments as reasonable and appropriate to enable University to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing the University of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

     5.3. Payment of Expenses.

          In the event that University receives an invoice for patent related expenses, within thirty (30) days after University delivers an invoice to Company, Company shall reimburse University for all patent-related expenses incurred by University pursuant to Section 5.1. Company may elect, upon sixty (60) days written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights.

     5.4. Infringement.

          (a) Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

          (b) Company Right to Prosecute. So long as Company remains the only licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of University, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award.

          (c) University as Indispensable Party. University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

          (d) University Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be retained by University.

          (e) Cooperation. Both parties shall cooperate fully in any action under this Section 5.4 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing assistance.

6. Confidential Information; Publications; Publicity.

     6.1. Confidential Information.

          (a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

          (b) Obligations. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

          (c) Exceptions. The obligations of the Receiving Party under Subsection 6.1(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

          (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

     6.2. Publications. University and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

     6.3. Publicity Restrictions. Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.

7. Term and Termination.

     7.1. Term. This Agreement commences on the Effective Date and remains in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for a period of ten (10) years after the Effective Date if no patents have issued within the Patent Rights within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

     7.2. Voluntary Termination by Company. Company may terminate this Agreement for any reason upon ninety (90) days prior written notice to University.

     7.3. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.

     7.4. Change in Ownership or Control. In the event of a change in ownership in or control of Company, Company shall immediately inform University of the change, and the University may terminate this Agreement by giving written notice to the Company. Termination under this Section 7.4 takes effect thirty (30) days after receipt of the notice by Company.

     7.5. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

     7.6. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1, 6 and 8; Sections 3.2., 3.5., 4.1 (relating to license fees, of which all unpaid installments shall become immediately due and payable), 4.5, 5.3 (relating to patent costs, of which all invoiced amounts shall become immediately due and payable), 5.4, 7.6 and 9.9.

8. Dispute Resolution.

     8.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement. However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     8.2. Dispute Resolution Procedures.

          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

          (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.

          (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.

     8.3. Preservation of Rights Pending Resolution.

          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

          (b) Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

          (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 8.2(a) and 8.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

9. Miscellaneous.

     9.1. Representations and Warranties. University represents that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product or Licensed Service will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

     9.2. Compliance with Law and Policies. Company agrees to comply with all applicable laws and shall promptly notify University of any violation of any applicable law or policy of University in the area of technology transfer that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Amherst campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.

     9.3. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 9.11.

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     9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.

     9.5. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

     9.6. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

     9.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9.8. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

     9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

     9.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

If to University:

Office of Commercial Ventures and Intellectual Property
University of Massachusetts
Research Administration Building, 3rd Floor
70 Butterfield Terrace
Amherst, MA 01003-9242

Attention:     Director, CVIP

Telephone: 413-545-3606

If to Company:

PolyMedix, Inc.
1118 Club House Road
Gladwyne, Pennsylvania 19035

Attention:	Nicholas Landekic
President & C.E.O.

Telephone:	610-529-7639

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

     9.11. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 8. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

     9.12. Entire Agreement. Except for the Common Stock Purchase Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

     The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		POLYMEDIX, INC.

By:	/s/ William S. Rosenberg	By:	/s/ Nicholas Landekic

	William S. Rosenberg, Ph.D.		Nicholas Landekic
	Executive Director, CVIP		President & CEO

Date:		Date:

EXHIBIT A

List of Patent Rights

Provisional Patent Application Title: Non-Hemolytic Amphiphilic Cationic Polymers via ROMP

USSN: 60/602,362
Date filed: August 18, 2004

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